UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 18, 2014 (December 15, 2014)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8111 Smith’s Mill Road, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (614) 491-2225

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Senior Management Changes

On December 14, 2014, Steven A. Davis stepped down as Chief Executive Officer of Bob Evans Farms, Inc. (“Bob Evans” or the “Company”) and as a member of the board of directors of the Company (the “Board”) by mutual agreement with the Board. The mutual decision for Mr. Davis to step down is not related to any disagreement between Mr. Davis and the Company. Mr. Davis’s separation from the Company will be treated as a termination by the Company “without cause” for purposes of all plan benefits as well as contractual entitlements, including under the Third Amended and Restated Employment Agreement by and between Mr. Davis and the Company, dated as of July 9, 2013 (“Employment Agreement”).

On December 14, 2014, the Board established an interim Office of the Chief Executive Officer (the “Office of the CEO”) and delegated the powers and duties of the Chief Executive Officer of the Company to such Office of the CEO. The Board appointed Mark E. Hood, Chief Financial Officer of the Company and J. Michael Townsley, President of BEF Foods, Inc., to serve as members of the Office of the CEO. The Office of the CEO will report to the Board. Each of Messrs. Hood and Townsley will remain in their current positions with the Company while carrying out their Office of the CEO responsibilities.

Mark E. Hood (62) was named Chief Financial Officer of Bob Evans Farms, Inc. in June 2014. Prior to joining Bob Evans, he served as Senior Vice President and Chief Financial Officer of the Brown Shoe Company (NYSE: BWS), a $2.6 billion operator of retail shoe stores and marketer of footwear, from 2006 to 2012. Previously, he served as Senior Vice President and Chief Financial Officer with Panera Bread Company, a leader in the quick-casual restaurant business, from 2003 to 2006, after joining that company in 2002. His prior experience includes two decades of service with May Department Stores Company, Inc., Saks Holdings, Inc., and U.S. Loyalty Corporation, in various financial and administrative senior management roles. A Certified Public Accountant, he began his career as an auditor with Arthur Andersen LLP. He holds a B.S. in Accounting and Economics from Iowa State University.

J. Michael Townsley (55) was named President of BEF Foods, Inc. in June 2008. He joined Bob Evans Farms Inc. in 2003 as President and Chief Operating Officer of Owens Foods, a wholly owned subsidiary of Bob Evans Farms, Inc. Previously he was Senior Vice President of Sales and Marketing for Premium Standard Farms in Kansas City, Missouri. Premium Standard Farms was the largest fully integrated pork company in the country, with annual sales of $700 million. His prior experience includes three years at Smithfield Foods, Inc., and 11 years with IBP, Inc. Mr. Townsley is a graduate of The Ohio State University, with a B.S. in Agriculture.

On December 17, 2014, Messrs. Hood and Townsley received a one-time equity grant of Company restricted stock units corresponding to 8,639 and 8,258 shares, respectively. The restricted stock units will vest ratably on each of the first, second and third anniversary of the date of the grant, subject to the recipient’s continued employment with the Company. In the event of a termination of either of Messrs. Hood and Townsley without “Cause,” as the term is defined in the Bob Evans Farms, Inc. 2010 Equity and Cash Incentive Plan, fifty percent of the restricted stock units so granted to the terminated person that are unvested as of the date of the termination will vest on such date. During the term of their service in the Office of the CEO, Messrs. Hood and Townsley will each also receive on a weekly basis an additional amount equal to 20 percent of their then current monthly base salary.

There are no arrangements or understandings between any of Messrs. Hood and Townsley and any other person pursuant to which Messrs. Hood and Townsley were appointed to the Office of the CEO. Messrs. Hood and Townsley are not related to any other director or executive officer of the Company. There are no related person transactions involving Messrs. Hood and Townsley that are reportable under Item 404(a) of Regulation S-K.

Item 8.01.	Other Events.

Creation of the CEO Search Committee

On December 14, 2014, the Board created an ad-hoc special committee of the Board, designated as the “CEO Search Committee,” and charged the CEO Search Committee with supervising the selection and evaluation of candidates for election as new, permanent CEO of the Company. The Board appointed independent directors Mary Kay Haben, Douglas N. Benham, David W. Head, Kathleen S. Lane, and Paul S. Williams as members of the CEO Search Committee, with Mr. Williams to serve as the Chair.

Creation of the Transition Committee

On December 14, 2014, the Board created an ad-hoc special committee of the Board, designated as the “Transition Committee,” and charged the Transition Committee with providing ongoing oversight of and support to the Office of the CEO. The Board appointed independent directors Ms. Haben, Mr. Benham and Larry S. McWilliams as members of the Transition Committee, with Ms. Haben to serve as the Chair of the Transition Committee.

Press Release

On December 15, 2014, the Company issued a press release announcing changes to the Company’s leadership, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release, dated December 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.

Date: December 18, 2014	By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil, Vice President, Associate
General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated December 15, 2014